                                   EXHIBIT 16

                      [PAINEWEBBER INCORPORATED LETTERHEAD]



July 16, 1998



Board of Directors
McM Corporation
702 Oberlin Road
Raleigh, North Carolina 27605

Ladies and Gentlemen:

         IAT Reinsurance Syndicate, Ltd. (the "Purchaser") proposes to make a tender offer (the "Offer") for the shares of the common stock, par value $1.00 per share (the "Shares"), of McM Corporation (the "Company") not owned by the McMillen Trust (the "Trust") and to enter into an agreement with Wilmington Trust Company, as trustee for the Trust, to purchase 658,900 shares of common stock of the Company owned by the Trust (collectively the "Sale Transaction"). Shareholders participating in the Sale Transaction will be entitled to receive $3.65 per share in cash at closing.

         You have asked us whether or not, in our opinion, the proposed cash consideration to be received by the shareholders participating in the Sale Transaction is fair to such shareholders from a financial point of view.

         In arriving at the opinion set forth below, we have, among other things:

         (1) Reviewed the Company's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1997, and the Company's Form 10-Q and the related unaudited financial information for the three months ended March 31, 1998;

         (2) Reviewed the Purchaser's financial information for the fiscal year ended December 31, 1997, and the unaudited financial information for the three months ended March 31, 1998;

         (3) Reviewed certain information relating to the business, earnings, cash flow and assets of the Company, furnished to us by the Company;

         (4) Conducted discussions with members of senior management of the Company concerning its businesses;

         (5) Compared the results of operations of the Company with that of certain companies which we deemed to be relevant;

         (6) Reviewed the historical market prices and trading activity for the Shares and compared them with that of certain publicly traded companies which we deemed to be relevant;

         (7) Compared the proposed financial terms of the Offer with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

         (8) Reviewed a draft of the materials dated July 13, 1998, relating to the Offer; and

         (9) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary.

         In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Company, and we have not assumed any responsibility to independently verify such information. We have also relied upon assurances of the management of the Company that they are unaware of any facts that would make the information provided to us incomplete or misleading. We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. We have also assumed, with your consent, that any material liabilities (contingent or otherwise, known or unknown) of the Company are as set forth in the consolidated financial statements of the Company. This opinion does not constitute a recommendation to any shareholder of the Company as to whether any such shareholder should or should not tender his shares in the Offer. This opinion does not address the relative merits of the Offer and any other transactions or business strategies discussed by the Board of Directors of the Company as alternatives to the Offer or the decision of the Board of Directors of the Company with respect to the Offer. Our opinion is based on economic, monetary and market conditions existing on the date hereof.

         In rendering this opinion, we have not been engaged to act as an agent or fiduciary of, and the Company has expressly waived any duties or liabilities we may otherwise be deemed to have had to, the Company's equity holders or any other third party.

         In the ordinary course of business, PaineWebber Incorporated may trade in the securities of the Company and the Purchaser for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities.

         PaineWebber Incorporated is currently acting as financial advisor to the Company in connection with the Offer and will be receiving a fee in connection with the rendering of this opinion and upon consummation of the Offer. In the past, PaineWebber Incorporated and its affiliates have provided investment banking and other financial services to the Company and have received fees for rendering these services.

         On the basis of, and subject to the foregoing, we are of the opinion that the proposed $3.65 in cash consideration to be received by the shareholders participating in the Sale Transaction is fair to such shareholders from a financial point of view.

         This opinion has been prepared for the information of the Board of Directors of the Company in connection with the Offer and shall not be reproduced, summarized, described or referred to, provided to any person or otherwise made public or used for any purpose without the prior written consent of PaineWebber Incorporated.

                                         Very truly yours,

                                         PAINEWEBBER INCORPORATED



                                         /s/   PaineWebber Incorporated
                                         ---------------------------------------

                                McM CORPORATION
                                702 OBERLIN ROAD
                         RALEIGH, NORTH CAROLINA 27605

                       INFORMATION STATEMENT PURSUANT TO
                        SECTION 14(F) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 AND RULE 14F-1 THEREUNDER

     This Information Statement is being mailed on or about July 23, 1998, to the holders of record of the Shares at the close of business on or about July 16, 1998, as a part of the Company's Solicitation/ Recommendation Statement on
Schedule 14D-9 with respect to the Offer by Purchaser IAT Reinsurance Syndicate Ltd. (the "Schedule 14D-9"). You are receiving this Information Statement in connection with the possible election of persons designated by the Purchaser to a majority of the seats on the Board of Directors of the Company (the "Board").

     The terms of the Offer and Rights Agreement, a summary of the events leading up to the Offer and the execution of the Offer and Rights Agreement and other information concerning the Offer are contained in the Offer to Purchase, the related Letter of Transmittal and the Schedule 14D-9, copies of which are being delivered to the Company's shareholders contemporaneously herewith.

     This Information Statement is required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. You are urged to read this Information Statement carefully. You are not, however, required to take any action. Capitalized terms used herein and not otherwise defined herein shall have the meaning set forth in the Schedule 14D-9. The information contained in this Information Statement concerning the Purchaser and the Purchaser Designees has been furnished to the Company by the Purchaser, and the Company assumes no responsibility for the accuracy or completeness of such information.

     Pursuant to the Offer and Rights Agreement, Purchaser commenced the Offer on July 23, 1998. The Offer is scheduled to expire at 5:00 p.m., New York City Time, on Friday, August 21, 1998, unless the Offer is extended.

                   BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

GENERAL

     The Shares are the only class of voting securities of the Company outstanding. Each Share has one vote. As of July 16, 1998, there were 4,706,388 Shares outstanding. The Board of Directors currently consists of eight members, each of whom is elected to a one-year term. Each director holds office until such director's successor is elected and qualified or until such director's earlier resignation or removal.

RIGHT TO DESIGNATE DIRECTORS; THE PURCHASER DESIGNEES

     Pursuant to the Offer and Rights Agreement, promptly upon the purchase by Purchaser of Shares pursuant to the Offer, and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors (the "Purchaser Designees"), rounded up to the next whole number, on the Company's Board of Directors as shall give Purchaser majority representation on the Board of Directors, and the Company shall at such times promptly take all actions necessary to cause the Purchaser Designees to be elected as directors of the Company, including increasing the size of the Board of Directors or securing the resignations of incumbent directors or both. At such times, the Company shall use its best efforts to cause Purchaser Designees to constitute a majority of
(i) each committee of the Board of Directors, (ii) each board of directors of each subsidiary of the Company and (iii) each committee of each such board, in each case only to the extent permitted by applicable law. Notwithstanding the foregoing, until such time as Purchaser acquires a majority of the then outstanding Shares on a fully diluted basis, the Company shall use its best efforts to ensure that all the members of the Board of Directors and each committee of the Board of Directors and such boards and committees of such subsidiaries as of the date of the Offer and Rights Agreement who are not employees of the Company shall remain members of the Board of Directors and of such boards and committees.

     Purchaser has informed the Company that each of the Purchaser Designees listed below has consented to act as a director.

     It is expected that the Purchaser Designees may assume office at any time following the consummation of the Offer, which purchase cannot be earlier than August 21, 1998, and that, upon assuming office, the Purchaser Designees will thereafter constitute at least a majority of the Board of Directors.

     Biographical information concerning each of the Purchaser Designees is presented on the following page.

PURCHASER DESIGNEES

     The following table sets forth the name, age, business or residence address, principal occupation or employment at the present time and during the last five years, and the name, principal business and address of any corporation or other organization in which such employment is conducted or was conducted of each Purchaser Designee. Except for Messrs. Amaral and Spurling, each of whom is a citizen of Great Britain, each of Purchaser's Designees is a citizen or permanent resident of the United States.

                                                                 PRINCIPAL OCCUPATION OR EMPLOYMENT
                                                                 AND MATERIAL OCCUPATIONS FOR PAST
                                                                FIVE YEARS, NAME, PRINCIPAL BUSINESS
                                 BUSINESS (B) OR RESIDENCE (R)   AND ADDRESS OF PRINCIPAL OFFICE OF
NAME                                        ADDRESS                           EMPLOYER
----                             -----------------------------  ------------------------------------
John D. Amaral, 40........  (b)  Victoria Hall                  Vice President/Account Manager, J&H
                                 11 Victoria Street             Marsh & McLennan, a risk management
                                 Hamilton HM11, Bermuda         and insurance services firm.
                                                                11 Victoria Street
                                                                Hamilton HM11, Bermuda
Marguerite R. Gorman,       (r)  56 Kilburn Road                Secretary of Purchaser; Vice
  67......................       Garden City, New York 11530    President, Spear, Leeds & Kellogg, a
                                                                broker-dealer.
                                                                120 Broadway
                                                                New York, New York 10271
Peter R. Kellogg, 55......  (b)  120 Broadway                   President of Purchaser; Senior
                                 New York, New York 10271       Managing Director, Spear, Leeds &
                                                                Kellogg, a broker-dealer.
                                                                120 Broadway
                                                                New York, New York 10271
Richard D. Spurling, 52...  (b)  41 Cedar Avenue                Partner, Appleby Spurling & Kempe, a
                                 Hamilton HM12, Bermuda......   law firm.
                                                                41 Cedar Avenue
                                                                Hamilton HM12, Bermuda
Edward A. Kerbs, 47.......  (b)  813 River Road                 President, Oceanic Company Inc. 3/97
                                 Fair Haven, New Jersey 07704   to present; Managing Director,
                                                                Spear, Leeds & Kellogg 2/84-12/96.
                                                                813 River Road
                                                                Fair Haven, New Jersey 07704

     None of the Purchaser Designees (i) is currently a director of or holds any position with, the Company, (ii) has a familial relationship with any of the directors or executive officers of the Company or (iii) to the best knowledge of the Company, beneficially owns any securities (or rights to acquire any securities) of the Company. The Company has been advised by Purchaser that none of the Purchaser Designees has been involved in any transactions with the Company or any of its directors, executive officers or affiliates which are required to be disclosed pursuant to the rules and regulations of the Commission, except as may be disclosed herein or in the Schedule 14D-9. The Company has been advised by Purchaser that none of the Purchaser Designees other than Peter R. Kellogg is a director of a publicly held company. Mr. Kellogg is a director of investment firms Interstate/Johnson Lane, Inc. and The Ziegler Companies, Inc.

     The Purchaser has advised the Company that none of the Purchaser Designees has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or was party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was, or is, subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

                             PRINCIPAL SHAREHOLDERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     Set forth below is the ownership of the Company's securities by all persons or groups known to the Company to be the beneficial owner of more than five percent of any class of the Company's voting securities as of April 10, 1998:

                                                              AMOUNT AND NATURE  PERCENT
                                     NAME AND ADDRESS           OF BENEFICIAL      OF
TITLE OF CLASS                      OF BENEFICIAL OWNER           OWNERSHIP       CLASS
--------------                 -----------------------------  -----------------  -------
Common.......................  McMillen Trust(1)              3,087,500 shares    65.7%
                               Wilmington Trust Company,       directly owned
                               Trustee
                               1100 North Market Street
                               Wilmington, Delaware
                               19890-0001
Common.......................  Jesse Greenfield(2)             364,464 shares      7.8%
                               34 Boulder View Lane
                               Boulder, Colorado 80304

---------------

(1) The McMillen Trust was created in 1925 pursuant to the terms of a deed of trust from Alonzo B. and Florence O. McMillen. The Trust continues in existence until the expiration of 21 years after the last to die of Elizabeth Lee Long, Florence Lee Headley, R. Peyton Woodson III and Laurence
    F. Lee, Jr. The McMillen Trust has been directed by the Chancery Court of the State of Delaware to dispose of its interest in McM. In April 1993, the Court granted the petition of the Wilmington Trust Company, Trustee of the McMillen Trust, for a clarification of existing orders to make clear, among other things, that the timing and terms of any such disposition or sale shall be determined in the sound discretion of the Trustee.

     The Trustee of the McMillen Trust, subject to certain limitations, is required to vote the shares which it owns in McM in the way that a majority in interest of the income beneficiaries may decide. At present there are six income beneficiaries of the McMillen Trust. All are lineal descendants of the Trust grantors. The figures following each name show the relative interests in the Trust of the income beneficiaries:

     a. Mrs. Elizabeth Lee Long (1/9), Denver, Colorado.

     b. Mrs. Florence Lee Headley (1/9), Denver, Colorado.

     c. Mr. Laurence F. Lee, Jr. (1/9), Jacksonville, Florida. Mr. Lee is a director of McM. (See Election of Directors)

     d. Mrs. Lonnie McMillen Sanchez (1/6), Albuquerque, New Mexico. Mrs. Sanchez is married to Claude G. Sanchez, Jr., a director of McM. (See Election of Directors)

     e. Mrs. Katherine Faust Roe (1/6), Sante Fe, New Mexico.

     f. Mr. R. Peyton Woodson III (1/3), Raleigh, North Carolina. Mr. Woodson is a director of McM. (See Election of Directors)

(2) Amount shown includes 118,455 shares owned by the Greenfield Children's Limited Partnership, beneficial ownership of which is disclaimed by Mr. Greenfield, and 246,009 shares owned by Jesse Greenfield I.R.A.

     The following table sets forth the name and age of each director, the director's occupation, including positions and offices with the Company, the period during which he has served as a director, together with the number of shares of common stock beneficially owned, directly or indirectly, by such director and the percentage of the outstanding shares that any such ownership represented at the close of business on March 31, 1998.

                                                                PERIOD OF     AMOUNT AND        PERCENT
                                                               CONSECUTIVE      NATURE          OF CLASS
DIRECTOR'S NAME, PRINCIPAL OCCUPATION                            SERVICE     OF BENEFICIAL    BENEFICIALLY
(IN ADDITION TO DIRECTOR, IF APPLICABLE) AND ADDRESS     AGE      FROM       OWNERSHIP(1)        OWNED
----------------------------------------------------     ---   -----------   -------------    ------------
Michael A. DiGregorio..................................  51       1995               80            .002
  Vice President/Senior Trust Counsel
  Wilmington Trust Company Wilmington, DE
Jesse Greenfield.......................................  52       1998          364,464(2)        7.760
  Independent Investor &
  Venture Capitalist
  Boulder, CO
George E. King.........................................  67       1989           97,281(3)        2.071
  Chairman Emeritus/Chief Executive Officer
  McM Corporation
  Raleigh, NC
Laurence F. Lee, Jr....................................  76       1989              779(4)         .017
  Retired
  Jacksonville, FL
Laurence F. Lee III....................................  47       1988               10(5)           --
  President
  Plan Analysts
  Jacksonville, FL
Claude G. Sanchez, Jr..................................  43       1989(6)            50(7)         .001
  Sun Construction & Real Estate Company
  Albuquerque, NM
Stephen L. Stephano....................................  44       1992           85,496(8)        1.820
  President/Chief Operating Officer
  McM Corporation
  Raleigh, NC
R. Peyton Woodson III..................................  75       1991(9)        39,734(10)        .846
  President
  Enterprise Holdings Proprietary, Inc.
  Raleigh, NC
Share ownership of all Directors
  and Executive Officers of McM as a Group (8 persons)....................      587,894(11)      12.517(11)

---------------

 (1) Except as otherwise noted, each person has sole investment and voting power over the common stock indicated as being beneficially owned by such person.
 (2) Amount shown includes 118,455 shares held by the Greenfield Children's Limited Partnership, the limited partners of which are Mr. Greenfield's children and the general partner of which is Mr. Greenfield's brother, beneficial ownership of which is disclaimed by Mr. Greenfield, and 246,009 shares owned by Jesse Greenfield I.R.A.
 (3) Share amount includes an exercisable option on 21,481 shares of McM common stock at an option price of $1.38 per share, an exercisable option on 5,700 shares of McM common stock at an option price of $2.25 per share, an exercisable option on 24,300 shares of McM common stock at an option price of $2.75 per share and an exercisable option on 1,500 shares of McM common stock at $3.94 per share. Mr. King owns 44,300 shares jointly with his wife.
 (4) Mr. Lee, Jr. is an income beneficiary of the McMillen Trust, which is the owner of 3,087,500 shares (or 65.7%) of the Company. The Trust's shares are not included in the total shown for Mr. Lee, Jr. (See

     Principal Shareholders). The number of shares shown is comprised of 500 shares directly owned by Mr. Lee, Jr. and 279 shares owned jointly with his wife. Mr. Lee, Jr. is the first cousin of director R. Peyton Woodson III and is the father of director Laurence F. Lee III.
 (5) Mr. Lee III is the son of director Laurence F. Lee, Jr. who is an income beneficiary of the McMillen Trust. Mr. Lee III directly owns 10 shares of McM.
 (6) Date on which Mr. Sanchez was elected currently to the Board of Directors of McM. He previously served on the Board of McM from May 1985 to April 1988.
 (7) Mr. Sanchez is the husband of Lonnie McMillen Sanchez. Mrs. Sanchez is an income beneficiary of the McMillen Trust. Mrs. Sanchez directly owns 50 shares of McM.
 (8) Share amount includes an exercisable option on 21,481 shares of McM common stock at an option price of $1.38 per share, an exercisable option on 5,700 shares of McM common stock at an option price of $2.25 per share, an exercisable option on 24,300 shares of McM common stock at an option price of $2.75 per share and an exercisable option on 1,500 shares of McM common stock at an option price of $3.94 per share. Mr. Stephano owns 23,675 shares jointly with his wife and 8,840 shares directly.
 (9) Date on which Mr. Woodson was elected currently to the Board of Directors of McM. He previously served on the Board from December 1977 to May 1985.
(10) Mr. Woodson is an income beneficiary of the McMillen Trust, which is the owner of 3,087,500 shares (or 65.7%) of the Company. The Trust's shares are not included in the total shown for Mr. Woodson (See Principal Shareholders). The number of shares shown is comprised of 725 shares directly owned by Mr. Woodson, 459 shares owned by Mr. Woodson's wife and 38,550 shares owned by a charitable foundation of which Mr. Woodson is one of five trustees. Mr. Woodson is the first cousin of director-nominee Laurence F. Lee, Jr.
(11) This number does not include shares owned by the McMillen Trust. See Footnotes (4) and (10).

BUSINESS EXPERIENCE OF THE DIRECTORS

     Mr. DiGregorio has served as a director of McM since May 1995. He has also served for more than seven years as Vice President and Senior Trust Counsel with Wilmington Trust Company in Wilmington, Delaware, where he manages the Estate and Legal Services Division. A graduate of Temple University, Mr. DiGregorio was admitted to the Pennsylvania Bar in 1979, and was then employed as an Investigator for the United States Department of Labor. Prior to joining Wilmington Trust, Mr. DiGregorio worked as an Employee Benefits Attorney for the Fidelity Mutual Group in Radnor, Pennsylvania, and later at the law firm of Stradley, Ronon, Stevens & Young in Philadelphia, Pennsylvania.

     Mr. Greenfield has served as a director of McM since May 1998. Mr. Greenfield has been involved as a private investor and venture capitalist for many years. In addition, he has worked for thirty years in the stock brokerage business as an OTC trader/specialist. Prior to his employment in the brokerage business, he served on the professional staff of Haskins & Sells, an international public accounting firm.

     Mr. King has served as a director of McM since February 1989. Mr. King has also acted as Chairman of the Board of McM and Chairman of all of its subsidiaries since February 1989 when he was named President and Chief Executive Officer. He was elected Chairman Emeritus of McM in August 1996. He served as President of McM subsidiaries Occidental Life and Peninsular Life Insurance Companies until McM sold those companies on October 24, 1991. Through December 1988, Mr. King served as Executive Vice President of McM, to which position he was named in January 1985. Prior to his affiliation with McM, Mr. King was Deputy Commissioner and Chief Examiner with the North Carolina Department of Insurance.

     Mr. Lee, Jr. has served as a director of McM since February 1989. Mr. Lee retired as an insurance executive in 1975. He served as President of Peninsular Life Insurance Company from 1959 to 1964 and as Chairman of the Board and Chief Executive Officer from 1964 to 1973.

     Mr. Lee III has served as a director of McM since January 1988. He is President and owner of Plan Analysts, a group insurance and estate planning organization located in Jacksonville, Florida, with which he has been associated for more than fifteen years.

     Mr. Sanchez has served as a director of McM since February 1989. He previously served as a director of McM from May 1985 to April 1988. He is currently affiliated with Sun Construction & Real Estate Company in Albuquerque, New Mexico. He is the former owner and operator of Lonkita Farms, a thoroughbred horse racing and breeding operation located in Veguita, New Mexico. Mr. Sanchez previously served as a director of British-American Insurance Company, Limited, Nassau, Bahamas.

     Mr. Stephano has served as a director of McM since August 1992. In August 1996, he was elected President of McM. In March 1995, he was elected Chief Executive Officer of McM subsidiaries Occidental Fire & Casualty Company of North Carolina and Wilshire Insurance Company after having been named President of both companies in July 1994. He was named Chief Operating Officer of McM and its subsidiaries in September 1992. Previously, Mr. Stephano was named Executive Vice President of McM in January 1988. He had been named Senior Vice President/Chief Financial Officer of McM in January 1985. Mr. Stephano's various other previous positions at McM have been Vice President, Chief Financial Officer and Treasurer beginning in 1983; Vice President and Controller beginning in January 1983; Controller beginning in 1982. Prior to his employment with McM, he served on the professional staff of Ernst & Young, an international public accounting firm.

     Mr. Woodson has served as a director of McM since August 1991. He previously served as a director of McM from December 1977 to May 1985. He is currently President of Enterprise Holdings Proprietary, Inc., a holding company for several private ventures. Mr. Woodson held various executive positions within the McM group of companies throughout his career, including Chairman of the Board of McM from December 1977 to May 1985.

DIRECTORS' FEES

     Directors who are not salaried officers of McM or its subsidiaries are compensated at a rate of $15,000 per year plus $1,000 per diem for each Board or Board committee meeting attended and $1,000 per diem for travel associated with such meeting. The directors are also reimbursed for other expenses incurred in attending the meetings. Similarly, directors involved in special assignments are compensated at the rate of $1,000 per diem for special assignments and $1,000 per diem for travel associated with such special assignments. As with regular Board meetings, other expenses incurred by these directors in attending such special assignments are reimbursed.

     In addition, directors who are not salaried officers are compensated at a rate of $5,000 per year for each subsidiary company Board of Directors on which they serve. Per diem allowances are the same as those for serving on the McM Board of Directors except that no per diem allowances are paid if Board meetings are held concurrently. During 1997, all subsidiary Board meetings were held concurrently with McM Board meetings. Total fees in the amount of $251,500 were expended for all regular McM and subsidiary Board meetings, Board committee meetings and special assignments during 1997. Directors who are salaried officers receive no compensation for their services as directors of McM.

     Notwithstanding the foregoing, as part of a litigation settlement, Mr. Greenfield is not entitled to any directors' fees during his first year of service as director. He is, however, reimbursed for expenses incurred in attending board meetings according to the same policies followed with regard to all other directors.

BOARD AND COMMITTEES OF THE BOARD

     The Board of Directors met thirteen times in formal session during the 1997 fiscal year. Directors of the Board also met seven times for special assignments during 1997.

     The committees of the McM Board are Audit, Executive, Personnel, Investment and Compensation. The Company does not have a nominating committee. Due to the size of the McM Board, all the directors serve on the Personnel, Executive and Investment Committees. Only directors who are not salaried officers serve as members of the Audit and Compensation Committees.

     The Audit Committee met four times during 1997, with R. Peyton Woodson III acting as Chairman. The Audit Committee reviews the arrangement, scope and results of the external audit, considers comments made by the independent auditors with regard to internal controls and the response of management to such comments.

     The Executive Committee did not meet during 1997. The Executive Committee has been granted the authority of the Board in the management of the business affairs of McM when the Board is not in session.

     The Personnel Committee met two times during 1997, with Michael A. DiGregorio acting as Chairman. The Personnel Committee reviews and monitors compensation plans, including incentive compensation and benefit plans, other than those addressed by the Compensation Committee. The Personnel Committee is also responsible for management succession planning.

     The Investment Committee met four times during 1997, with Laurence F. Lee, Jr., acting as Chairman. The Investment Committee formulates investment strategy and policy and ratifies all investment transactions.

     The Compensation Committee met two times during 1997, with Laurence F. Lee III acting as Chairman. The Compensation Committee, comprised of independent directors who are not employees of McM or its subsidiaries, is charged with administering and monitoring the compensation and incentive plans for executive officers of McM and issues an annual report on compensation policies for inclusion in McM's proxy statement.

EXECUTIVE OFFICERS OF MCM CORPORATION

     The table below sets forth the names and ages of all executive officers of McM, all positions and offices with McM presently held by each such person, and the period of service as an officer with McM and subsidiaries.

                                                                                     PERIOD OF
                                                                                      SERVICE
                                                                                       AS AN
NAME                                    AGE                 OFFICES                   OFFICER
----                                    ---                 -------                  ----------
George E. King........................  67   Chairman Emeritus and Chief Executive
                                               Officer                                 12/77
Stephen L. Stephano...................  44   President and Chief Operating Officer      1/82

     Mr. King -- See "Business Experience of the Directors."

     Mr. Stephano -- See "Business Experience of the Directors."

                 EXECUTIVE OFFICERS' SUMMARY COMPENSATION TABLE

                                                                                   LONG TERM COMPENSATION
                                                                            -------------------------------------
                                                                                     AWARDS             PAYOUTS
                                      ANNUAL COMPENSATION                   ------------------------   ----------
                       --------------------------------------------------                 SECURITIES
                                                             OTHER          RESTRICTED    UNDERLYING
NAME AND PRINCIPAL                                           ANNUAL            STOCK       OPTIONS        LTIP         ALL OTHER
POSITION               YEAR   SALARY($)   BONUS($)     COMPENSATION($)(3)   AWARD(S)($)      (#)       PAYOUTS($)   COMPENSATION(4)
------------------     ----   ---------   --------     ------------------   -----------   ----------   ----------   ---------------
George E. King(1)....  1997    274,992     19,350                --                --           --            0          7,192
  Chairman Emeritus/
    CEO..............  1996    274,992     90,320                --                --           --       22,324          7,120
                       1995    259,995     97,600                --                --           --        9,324          6,886
Stephen L.
  Stephano(2)........  1997    225,000     15,850                --                --           --            0          1,219
  President/COO......  1996    225,000     66,863(5)             --                --           --       15,921          1,126
                       1995    192,400     72,250(5)             --                --           --        6,301            971

---------------

(1) Effective February 16, 1989, the Company entered into an employment contract with Mr. King. The contract, as amended effective March 28, 1990, October 18, 1990, December 30, 1991, February 1, 1993, September 1, 1993, March 16,
    1995, August 6, 1996, and March 26, 1998, provides that Mr. King be employed as Chairman Emeritus and Chief Executive Officer of McM and Chairman of the two operating subsidiaries and provides for base salary and such additional discretionary bonuses, stock options or other compensation or increases in compensation, if any, as may be authorized by the Company. In addition, should Mr. King's employment be terminated without cause or should he terminate his employment as a result of the Company requiring him to relocate his office more than 50 miles from its present location, he would be entitled to receive a lump sum payment equal to two years' total annual compensation.
(2) Effective February 1, 1993, the Company entered into an employment contract with Mr. Stephano. The contract, as amended September 1, 1993, March 16, 1995, August 6, 1996 and March 26, 1998, provides that Mr. Stephano be employed as President and Chief Operating Officer of McM and as President and Chief Executive Officer of the McM subsidiaries and provides base salary and such additional discretionary bonuses, stock options or other compensation or increases in compensation, if any, as may be authorized by the Company. In addition, should Mr. Stephano's employment be terminated without cause or should he terminate his employment as a result of the Company requiring him to relocate his office more than 50 miles from its present location, he would be entitled to receive a lump sum payment equal to two years' total annual compensation.
(3) Information regarding personal benefits totaled less than $50,000 or 10% of annual salary and bonus.
(4) The amounts noted represent premiums paid by the Company on behalf of executive officers for supplemental term life insurance.
(5) Mr. Stephano also received 50,000 shares of phantom stock in 1995 and in 1996.

                                RETIREMENT PLAN

     Officers of McM, including the named executive officers, participate in the McM Corporation Retirement Plan. A sample retirement benefit table for the Retirement Plan is outlined below showing the anticipated annual amount of normal retirement benefits associated with final average earnings and the number of years of service for the named executive officers.

                             RETIREMENT PLAN TABLE

                                                                 YEARS OF SERVICE
PARTICIPANTS' FINAL                             --------------------------------------------------
AVERAGE EARNINGS                                  15        20         25         30         35
-------------------                             -------   -------   --------   --------   --------
$125,000......................................  $34,465   $45,953   $ 57,442   $ 68,930   $ 80,418
 150,000......................................   41,965    55,953     69,942     83,930     97,918
 175,000......................................   49,465    65,953     82,442     98,930    115,418
 200,000......................................   56,965    75,953     94,942    113,930    132,918
 225,000......................................   64,465    85,953    107,442    128,930    150,418
 250,000......................................   71,965    95,953    119,942    143,930    167,918

     Benefits under the Retirement Plan are determined by multiplying a participant's final average earnings (the best five consecutive years of the last ten years) by 1.35% times the years of benefit service, multiplying a participant's final average earnings in excess of Social Security Average Wages by .65% times the years of benefit service (not in excess of 35 years) and adding the two results together.

     Under federal law, the amount of compensation which may be considered for purposes of calculating benefits is limited. That amount will be adjusted periodically for inflation in increments of $10,000. The 1997 limit is $160,000 and will not change for 1998 benefit calculations. Benefits paid to participants are reduced in the event of earlier retirement. The estimated credited years of service for McM's executive officers are 19 years for Mr. King and 17 years for Mr. Stephano. Benefits shown in the Retirement Plan Table are not subject to any deduction for social security or other offset amounts.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                          POTENTIAL REALIZED
                                                    % OF TOTAL                                 VALUE AT
                                                     OPTIONS                                ASSUMED ANNUAL
                                       NUMBER OF     GRANTED                                 RATE OF STOCK
                                       SECURITIES       TO       EXERCISE                 PRICE APPRECIATION
                                       UNDERLYING   EMPLOYEES     OR BASE                   FOR OPTION TERM
                                        OPTIONS     IN FISCAL    PRICE PER   EXPIRATION   -------------------
                NAME                    GRANTED        YEAR        SHARE        DATE         5%        10%
                ----                   ----------   ----------   ---------   ----------   --------   --------
George E. King.......................    7,500        21.4%        $3.94      03/25/07    $18,584    $47,095
Stephen L. Stephano..................    7,500        21.4%        $3.94      03/25/07    $18,584    $47,095

---------------

     Both Messrs. King and Stephano's stock options become exercisable at a rate of 20% per year beginning one year from the date of the grant.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                 NUMBER OF SECURITIES
                                                                UNDERLYING UNEXERCISED    VALUE OF UNEXERCISED
                                                                      OPTIONS AT         IN-THE MONEY OPTIONS AT
                                                                     12/31/97($)               12/31/97($)
                                                                ----------------------   -----------------------
                                SHARES ACQUIRED      VALUE           EXERCISABLE/             EXERCISABLE/
             NAME               ON EXERCISE(#)    REALIZED($)       UNEXERCISABLE             UNEXERCISABLE
             ----               ---------------   -----------   ----------------------   -----------------------
George E. King................        -0-             -0-           47,185/31,796             49,986/19,934
  Chairman Emeritus/CEO
Stephen L. Stephano...........        -0-             -0-           47,185/31,796             49,986/19,934
  President/COO

SHAREHOLDER RETURN PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change on the cumulative total shareholder return on the Company's common stock against the cumulative total return of the S&P 500 Composite Index and the Center for Research in Security Prices Index (CRSP) for NASDAQ Stocks (U.S. Insurance Companies) Insurance Composite, comprised of 125 listed insurance companies, for the five-year period beginning December 31, 1992, and ending December 31, 1997. The values are based on the assumption that the value of the investment in McM and each comparative index was $100 on December 31, 1992, and that all dividends are reinvested.

                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
                    AMONG MCM CORPORATION, S&P 500 INDEX AND
                 CRSP INDEX FOR NASDAQ STOCKS (U.S. COMPANIES)

                                                                                         CRSP INDEX
                                                                                         FOR NASDAQ
               MEASUREMENT PERIOD                                       S&P 500         STOCKS (U.S.
             (FISCAL YEAR COVERED)                   MCM CORP.           INDEX           COMPANIES)
12/31/92                                                     100.0             100.0             100.0
12/31/93                                                     137.5             109.8             113.2
12/31/94                                                     250.0             111.3             120.0
12/31/95                                                     525.0             153.1             167.8
12/31/96                                                     530.8             188.8             192.8
12/31/97                                                     328.6             252.0             231.0

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors, which consists of independent directors who are not employees of the Company or its subsidiaries, has furnished the following report on executive compensation:

     The Compensation Committee of the Board of Directors has developed and implemented executive compensation policies, plans and programs in an effort to enhance the profitability of the Company and thus shareholder value by closely aligning the financial interests of McM's executive officers with those of its shareholders. To accomplish these goals, the Company relies on base salary, incentive compensation and other long term compensation plans to attract and retain key executive officers with outstanding abilities and to motivate them to perform to the full extent of their abilities.

     The base salaries are fixed at competitive levels paid to senior executives with comparable qualifications, experience and responsibilities as other companies engaged in the same or similar businesses as McM. The Committee reviews with the McM Board of Directors and recommends, and the Board approves, with any modifications it deems appropriate, an annual salary plan for the Company's executive officers (including the Chief Executive Officer). Such salary plan is based on industry, peer group and national surveys and performance judgments as to the past and expected future contributions of the individual senior executives.

     The incentive compensation for the current year has been closely tied to McM's success in achieving the previous year's financial performance goals of the ongoing property and casualty operations as defined in the McM Corporation Key Executive Compensation Plan. The incentive compensation provided under the plan is dependent upon attaining a percentage of target plan income for each year as defined by the plan. Portions of incentive awards under the plan are held back to be paid only upon the achievement of earnings performance in future years.

     Mr. King's base salary was not increased during 1997. The decision to forego an increase was made after a careful evaluation by the Compensation Committee of several factors, including current operating results. Portions of incentive awards from prior years that were being held back under the incentive compensation plan were forfeited by Mr. King because required earnings performance was not achieved. However, in March 1997, Mr. King received an incentive award under the incentive compensation plan described above, which award was based upon property and casualty operating results for fiscal year 1996.

     During each fiscal year, the Committee considers the desirability of granting executive officers' awards under the Company's Employee Incentive Stock Option Plan, which provides for the granting of stock options. The Committee believes that stock option grants afford a long-term compensation method because they closely link the interests of management with shareholder value and directly join the financial interest of executive officers with those of McM shareholders. In determining the grants of stock options to the executive officers, including the Chief Executive Officer, the Committee considers the accountability, strategic and operational goals, anticipated performance requirements and contributions of the executive officers. During 1997, the Committee granted options as to 7,500 shares to each of its executive officers.

     During 1994, the McM Board of Directors adopted the McM Corporation Phantom Stock Plan as recommended by the Compensation Committee. This plan was specifically developed to provide a strong incentive to accomplish the long term retention of key executives. In determining eligibility of an executive to receive awards under this plan, the Compensation Committee considers the position held by the executive, the value of the executive's services and the profitability of the Company and its subsidiaries. Vesting of any award under the plan is based upon a minimum period of service of five years with full vesting after ten years. Irrespective of this requirement, should a participant in the plan be terminated involuntarily without cause, a minimum of 20% of phantom stock would become vested. Recipients of phantom stock awards are entitled to receive a lump sum cash payment equal to (a) the fair market value per share of McM common stock at the applicable maturity date, including the cumulative amount of dividends per share paid between the award date and the maturity date, as defined by the plan, multiplied by (b) the number of units of phantom stock held by the recipient that have reached maturity under the terms of the plan. No phantom stock was awarded in 1997.

     The McM Corporation Equity Appreciation Rights Plan (the "EARs Plan") allows awards of equity appreciation rights to key officers of McM. The Compensation Committee determines to whom rights are awarded, the number of rights to be awarded and the terms of such rights. Grantees of rights are entitled to receive the net appreciation between grant date book value of one share of McM common stock and the exercise date book value of one share of McM common stock. Currently, no rights have been awarded under the plan.

                                          Respectfully submitted,

                                          Compensation Committee
                                          Laurence F. Lee III, Acting Chairman
                                          Michael A. DiGregorio
                                          Laurence F. Lee, Jr.
                                          Claude G. Sanchez, Jr.
                                          R. Peyton Woodson III

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Laurence F. Lee, Jr. served as President of Peninsular Life Insurance Company from 1959 to 1964 and as Chairman of the Board and Chief Executive Officer from 1964 to 1973. He also served as a director of Occidental Life Insurance Company from 1950 until 1972. Both of those McM subsidiaries were sold in 1991. Mr. R. Peyton Woodson III held various executive positions with the McM group of companies throughout his career, including Chairman of the Board of McM from December 1977 to May 1985.